Sepember 1, 2008

CONFIDENTIAL
Letter of Engagement

This letter (the “Agreement”) confirms that VASTANI COMPANY will act as the advisor to MEXORO MINERALS LTD., or its successors and assigns or designees, (together with its subsidiaries and affiliates, assigns or designees, the “Company”) for a period of twelve months, in connection with one or a series of potential transactions (each a “Potential Transaction”) on the terms and conditions set forth below.

1.       Services to be Rendered. VASTANI COMPANY agrees, on the terms and conditions set forth herein, and subject to performance by the Company of all its obligations hereunder and the completeness and accuracy, in all material respects, of the representations and warranties of the Company set forth herein, to act as investor relationship advisor to the Company, and in that regard, the Company will provide:
(i)	Investor packages of corporate documents;
(ii)	Copies of all filing of the last twelve month;
(iii)	Copies of all published news of the last twelve month;
(iv)	Weekly updates from the Company;
(v)	Monthly update on all ongoing projects; and
(vi)	Immediate updates on all relevant business issues;
(vii)	Assist the Company in identifying and contacting possible parties to a Potential Transaction;
(viii)	Market a Potential Transaction to investors and other interested parties;

Compensation.  For VASTANI COMPANY’S services hereunder, the Company agrees to pay VASTANI COMPANY upon execution of this Agreement, a non-refundable monthly retainer fee of €20,000 to be paid in restricted shares of Company’s common stock payable in advance on a quarterly basis (the “Retainer Fee”).  The conversion rate at which such Retainer Fee will be converted into shares of the Company’s common stock shall be equal to the weighted average share price for shares of the Company’s common stock for the 20 trading day period ending on the first business day of the month in which such payment is due on the over the counter bulletin board market operated by the Financial Industry Regulatory Authority (FINRA), The exchange rate to be used shall be the noon-buying rate for cable transfers in Euros as certified for customs purposes by the Federal Reserve Bank of New York on the first business day of the month in which such payment is due.

In addition to the monthly Retainer Fee, VASTANI COMPANY will receive 1,000,000 warrants to purchase shares of the Company’s common stock (200,000 warrants for an execution price of USD 0.65, vesting on signing, 200,000 warrants for an execution price of USD 1.30 vesting after 90 days, 200,000 warrants for an execution price of USD 2.00 per share vesting after 120 days, 200,000 warrants for an execution price of USD 2.75 per share vesting after 180 days and 200,000 warrants for an execution price of USD 3.50 per share vesting after 210 days)(the “Warrants”). The Warrants will expire on November 30, 2012. VASTANI COMPANY will be entitled to additional compensation upon the consummation of a Potential Transaction, as outlined below.

Equity: In the event the Potential Transaction involves a placement of equity or equity-linked securities to investors (the “VASTANI Equity Investors”) introduced and solely indentified by VASTANI COMPANY (the “Securities”), the Company agrees to pay VASTANI COMPANY a placement fee (the “Equity Placement Fee”) equal to seven percent (7%) of the Securities placed with the VASTANI Equity Investors, payable in full, in cash. VASTANI COMPANY may also accept freely tradable shares of Company’s common stock  as payment with a minimum discount of 25% of the price at which the Securities were placed. The Equity Placement Fee is due and payable upon the closing of the sale of any of the Securities, including the receipt of the investment. The minimum fee payable in connection with any Potential Transaction shall be $10,000. If the placement of the Securities takes the form of an underwritten public equity offering and in the event Paramount Gold and Silver waives its right of first refusal, then VASTANI COMPANY shall have the right of first refusal to participate therein as a managing underwriter with a minimum of 50% economic participation, provided that VASTANI COMPANY provides the Company with terms and conditions consistent with industry norms.  In the event that VASTANI COMPANY acts the managing underwriter, its sole compensation in connection with that placement will be those agreed upon in an Underwriting Agreement and the Equity Placement Fee will not apply.

Debt: In the event the Potential Transaction involves a placement of debt to investors (the “VASTANI Debt Investors”) introduced and solely indentified by VASTANI COMPANY, the Company agrees to pay VASTANI COMPANY a placement fee (the “Debt Placement Fee”) equal to four percent (4%) of the gross proceeds received under the debt facility from the VASTANI Debt Investors, payable in full, in cash, upon the closing of the debt facility provided that the minimum fee payable in connection with any such Potential Transaction shall be $25,000.

Merger/Acquisition: In the event the Potential Transaction takes the form or either: a) control by a third party of, or a material interest in, the securities, assets or business of the Company or any of its affiliates, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a leveraged buy-out or recapitalization, the formation of a joint venture, a minority investment or partnership, or any similar transaction; or b) the acquisition of any party (each a “Target”), in one transaction or a series of transactions, by merger, consolidation, reorganization or other business combination, or by a purchase of more than 50% of the stock, assets or business of a Target introduced and solely indentified by VASTANI COMPANY, VASTANI COMPANY will receive from The Company a transaction fee (the “Transaction Fee”) equal to four percent (4%) of the aggregate consideration. Also provided that the minimum Transaction Fee in connection with a Potential Transaction shall be $25,000. For purposes hereof, the “aggregate consideration” in connection with a Potential Transaction is defined as the sum of: (i) the aggregate amount of consideration received by the Company (or Target) and/or its shareholders, option holders and warrant holders from the Acquirer (or the Company) in such Transaction (net of any consideration received by the Company (or Target) upon the exercise of any options or warrants issued prior to the day hereof) and (ii) the amount of indebtedness of the Company (or Target) or any of its affiliates paid or assumed directly or indirectly by the Acquirer (or the Company) and (iii) if the Acquirer (or the Company) acquired capital stock of the Company (or the Target) in a Potential Transaction resulting in a change of control, but acquired less than all of such capital stock, the value of the capital stock remaining outstanding immediately after consummation of the Potential Transaction.  The value of any securities or other non-cash consideration shall be the fair market value thereof on the date paid, as agreed by VASTANI COMPANY and the Company.

    3.       Expenses.  In addition to any fees that may be payable hereunder and regardless of whether or not any Potential Transaction is consummated, the Company shall reimburse VASTANI COMPANY from time to time, upon request (but not less frequently than monthly) for travel and other out-of-pocket expenses incurred in connection with VASTANI COMPANY’s engagement hereunder.  All expense greater than €1,000 shall need pre-approval.

4.       Information.  The Company will furnish VASTANI COMPANY such information with respect to the Company and access to such Company personnel and representatives, including the Company’s auditors and counsel, as VASTANI COMPANY may request in order to permit VASTANI COMPANY to advise the Company and to assist the Company in preparing materials for use in connection with the Potential Transaction (collectively, the “Confidential Information”).  The Company will be solely responsible for the contents of the Confidential Information and other information provided to potential Investors in respect of a Potential Transaction. The Company represents and warrants to VASTANI COMPANY that the Confidential Information will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company agrees to advise VASTANI COMPANY promptly upon the Company becoming aware of the occurrence of any event or change in circumstance that results or might reasonably be expected to result in the Confidential Information containing any untrue statement of a material fact or omitting to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company agrees that, provided that such disclosure does not violate the securities federal laws of the United States or any other jurisdiction, it will authorize VASTANI COMPANY to provide the Confidential Information to potential investors to bid for a Potential Transaction.

5.       Termination and Survival.  This Agreement shall terminate on the twelve-month anniversary of the execution thereof, subject to the extension thereafter as may be agreed in writing by the parties, but either party hereto may terminate this Agreement at any time upon 30 days’ prior written notice.  Notwithstanding the foregoing, it is understood that the provisions of paragraphs 2 (to the extent fees are payable prior to termination), 3 (to the extent expenses have been incurred prior to termination), 4 (the second and third sentences only), 5, 6, 7, 8, 9, 10 and 11 of this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of VASTANI COMPANY by any Indemnified Person (as defined hereafter), (ii) the consummation of any Potential Transaction introduced and solely indentified by VASTANI COMPANY and as defined in paragraph 2 or (iii) any termination of this Agreement. In addition, if within 12 months following the termination of this Agreement any Potential Transaction introduced and solely indentified by VASTANI COMPANY is consummated by the Company or any of its affiliates enter into an agreement regarding a Potential Transaction introduced and solely indentified by VASTANI COMPANY which at any time thereafter results in a Potential Transaction, the Company shall pay the Transaction Fee as provided for in paragraph 2.

6.       Confidentiality of Advice. Except as otherwise provided in this paragraph, any written or other advice rendered by VASTANI COMPANY pursuant to its engagement hereunder is solely for the use and benefit of the  Company and shall not be publicly disclosed in whole or in part, in any manner or summarized, excerpted from or otherwise publicly referred to or made available to third parties, other than representatives and agents of the Company who also shall not disclose such information, in each case, without the Company’s prior approval, unless such disclosure is required by law.  In addition, VASTANI COMPANY may not be otherwise publicly referred to without its prior written consent unless such disclosure is required by law.

7.      Obligations Limited. VASTANI COMPANY shall have no obligation to make any independent appraisals of assets or liabilities or any independent verification of the accuracy or completeness of any information provided it in the course of this engagement and shall have no liability in regard thereto.

8.       Third Party Beneficiaries. This Agreement is made solely for the benefit of the Company, VASTANI COMPANY and other Indemnified Persons, and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right under or by virtue of this Agreement.

9.      Representations and Warranties. The Company represents and warrants that this Agreement has been duly authorized, executed and delivered by its authorized signatories, and constitutes a legal, valid and binding obligation of each party.

10.  Indemnification. In connection with and as part of the engagement contemplated herein, the parties have entered into a separate indemnification agreement (the "Indemnification Agreement"), which sets forth certain other agreements between the parties hereto. In the event of any conflict between this Agreement and the Indemnification Agreement, the terms and provisions of the Indemnification Agreement shall control and this Agreement shall be deemed to be amended and modified accordingly.

11.       Miscellaneous.  The Agreement shall be governed by and construed in accordance with the laws of New York and the place of jurisdiction shall be New York County, New York, without regard to its principles of conflicts of laws. VASTANI COMPANY hereby agrees, and the Company hereby agrees on its own behalf and, to the extent permitted by applicable law, on behalf of its security holders, to waive any right to trial by jury with respect to any claim, counterclaim or action arising out of the engagement, VASTANI COMPANY’s performance thereof or the Agreement.  The parties hereto consent to the venue of and submit to the jurisdiction of the Federal and State courts located in New York County, New York.

We are delighted to work with you on this assignment. Please confirm that the foregoing correctly sets forth our agreement and our mutual intent to be bound by and to perform the terms hereof by signing and returning to us the enclosed duplicate of this Agreement.

VASTANI COMPANY

Name:
Title:

Accepted and Agreed to by the Company
as of the date hereof:

MEXORO MINERALS LTD.

Name:
Title:

INDEMNIFICATION AGREEMENT

In connection with the engagement of VASTANI COMPANY by MEXORO MINERALS LTD. (the “Company") pursuant to a letter agreement, dated July 1st, 2008, between the Company and VASTANI COMPANY (the "Engagement Agreement"), VASTANI COMPANY and the Company hereby agree as set forth herein. For purposes of the remainder of this Indemnification Agreement, unless the context otherwise requires, "VASTANI COMPANY " shall include VASTANI COMPANY , any affiliated entity, and each of their respective officers, directors, employees, partners and controlling persons within the meaning of the federal U.S. securities laws and the successors, assigns, heirs and personal representatives of the foregoing persons (collectively, the “Indemnified Persons”).

The Company will indemnify VASTANI COMPANY against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, any legal or other expenses incurred in connection with investigating, preparing to defend or defending against any action, claim, suit or proceeding, whether commenced or threatened and whether or not VASTANI COMPANY is a party thereto, or in appearing or preparing for appearance as a witness), based upon, relating to or arising out of or in connection with advice or services rendered or to be rendered pursuant to the Engagement Agreement, the transaction contemplated thereby or VASTANI COMPANY’s actions or inactions in connection with any such advice, services or transaction (including, but not limited to, any liability arising out of (i) any misstatement or alleged misstatement of a material fact in any Confidential Information (including any "Confidential Information" (as defined in the Engagement Agreement)) and (ii) any omission or alleged omission from  any Confidential Information (including any "Confidential Information" (as defined in the Engagement Agreement")), including, without limitation of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), except to the extent that any such loss, claim, damage, liability, cost or expense results solely from the gross negligence or bad faith of VASTANI COMPANY in performing the services which are the subject of the Engagement Agreement.  If for any reason the foregoing indemnification is unavailable to VASTANI COMPANY or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by VASTANI COMPANY as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company and its stockholders on the one hand and VASTANI COMPANY on the other hand, or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company and VASTANI COMPANY , as well as any relevant equitable considerations; provided, however, that, to the extent permitted by applicable law, VASTANI COMPANY shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received from the Company in connection with the engagement. Relative benefits to VASTANI COMPANY , on the one hand, and the Company and its stockholders, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its stockholders, as the case may be, pursuant to the Potential Transaction, whether or not consummated, contemplated by the engagement bears to (ii) all fees paid to VASTANI COMPANY by the Company in connection with the engagement. VASTANI COMPANY shall not have any liability to the Company in connection with the engagement, except to the extent of its gross negligence or willful misconduct. VASTANI COMPANY shall notify the Company in a timely manner of any action, claim, suit or proceeding, whether commenced or threatened, and VASTANI COMPANY shall cooperate with the Company in its defense of such actions, claims, suits or proceedings.

The Company also agrees to promptly upon demand reimburse VASTANI COMPANY for its legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits, investigations, claims or other proceedings in connection with any matter referred in to or otherwise contemplated by the Engagement Agreement; provided, however, that in the event a final judicial determination is made to the effect that VASTANI COMPANY is not entitled to indemnification hereunder, VASTANI COMPANY will remit to the Company any amounts that have been so reimbursed.

The Company shall not be liable for any settlement of any action, claim, suit or proceeding (or for any related losses, damages, liabilities, costs or expenses) if such settlement is effectuated without its written consent, which shall not be unreasonably withheld.  The Company further agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not VASTANI COMPANY is a party therein) unless the Company has obtained an unconditional release of VASTANI COMPANY , from all liability arising there from.  The reimbursement, indemnity and contribution obligations of The Company set forth in this Indemnification Agreement shall be in addition to any liability which The Company may otherwise have to VASTANI COMPANY .

Both parties represent and warrant that this Indemnification Agreement has been duly authorized, executed and delivered by each party and constitutes the legal, valid and binding obligation of both parties.

 Any Indemnified Persons that are not signatories to this Indemnification Agreement shall be deemed to be third party beneficiaries of this Agreement.

This Indemnification Agreement shall be governed by and construed in accordance with the laws of New York and the place of jurisdiction shall be New York County, New York, without regard to its principles of conflicts of laws. VASTANI COMPANY hereby agrees, and the Company hereby agrees on its own behalf and, to the extent permitted by applicable law, on behalf of its security holders, to waive any right to trial by jury with respect to any claim, counterclaim or action arising out of the engagement, VASTANI COMPANY’s performance thereof or the Agreement.  The parties hereto consent to the venue of and submit to the jurisdiction of the Federal and State courts located in New York County, New York.

This Indemnification Agreement shall survive any termination of the Engagement Letter.

Entered into on the 1st day of September, 2008.

…………………………                                                                           ……………………………….
VASTANI COMPANY                                                                           MEXORO MINERALS LTD.

Service Covered by monthly Retainer Fees

Monthly Report

a)	Overview on Boards, Threads and Blogs about the Company

          Including but not limited to:

ð Arando, Bluebull, FTOR, Bullstocks, Consors, Gatrixx, Lycos, Wallstreet:Online (Germany)

ð ADVFN, Citybull, Motley Fool, Sharetrades (UK)

ð Allstocks, Bobz, Investor to Investor, Pennypicks, RagingBull, Stockposts, Yahoo (USA)

b) Overview on most discussed topics

c) Analysis on investor’s feedback

d) Priority list with most asked questions

e) Overview on Company’s press coverage

f)	Overview on Company’s analyst coverage

g)	Analysis on Company’s stock performance

h)	Monitoring of Company’s corporate sector

i)	Collecting background information for Company’s equity story

j)	Screening researches published on Company’s pier group

k)	24 hours service package for investors